Exhibit 107

Calculation of Filing Fee Table

Form F-1

(Form Type)

SaverOne 2014 Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Fee to be Paid

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price per Share(2)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee

Equity	Ordinary Shares, NIS 0.01 par value per share, as represented by American Depositary Shares	457(c)	3,000,000,000	$0.002703	$8,110,000	0.00015310	$1,241.64
Total Offering Amounts					$8,110,000		$1,241.64
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due							$1,241.64

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the ordinary shares, par value NIS $0.01 per share, or Ordinary Shares, as represented by American Depositary Shares, or ADSs, registered hereby also include an indeterminate number of additional Ordinary Shares as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based upon $3.244, the average of the high ($3.298) and low ($3.19) sales prices, of the registrant’s ADSs as reported on the Nasdaq Capital Market on March 28, 2025, divided by 1,200 (to give effect to the 1:1,200 ratio of ADSs to Ordinary Shares).

(3)	The Registrant will not receive any proceeds from the sale of its ADSs by the selling shareholder named in the prospectus contained in this Registration Statement on Form F-1.